Exhibit 99.1

March 30, 2011

Dear Shareholder:

The American Crystal Sugar Company Board of Directors today authorized the planting of Roundup Ready® sugarbeet varieties for the 2011 growing season.  This decision was made after careful consideration of potential legal and financial ramifications of growing these varieties.  It is important for every shareholder to carefully consider these ramifications for their own farms and for the Company as a whole when deciding whether to plant Roundup Ready or conventional varieties.

As you are aware, there have been numerous legal challenges to the use of Roundup Ready technology in the sugarbeet industry.  Following the Environmental Assessment related to the partial deregulation of Roundup Ready sugarbeets that was released by the United States Department of Agriculture on February 4th of this year, and the subsequent compliance agreement between the USDA and American Crystal Sugar Company that was entered into on March 23, these varieties can be planted by shareholders that agree to comply with certain conditions.

The same plaintiffs who have repeatedly raised legal challenges to the planting of Roundup Ready seed have made public statements that they plan to continue to go to court to stop the use of the technology.  This threat is one of the largest factors that American Crystal considered in the decision made today.  The possibility that a subsequent ruling may result in you not being able to harvest your Roundup Ready sugarbeets (and the Company not being permitted to process them) has very serious implications for the Company and its shareholders.

Nonetheless, the Company has determined that it is appropriate to allow use of this technology.  This decision follows the thorough research by USDA into its environmental safety, and the imposition of growing conditions required by the compliance agreement with American Crystal and the other sugarbeet processing companies.  Shareholders must keep in mind the following when deciding whether they will plant Roundup Ready or conventional varieties on their farms:

•                  The compliance agreement between American Crystal and USDA includes a number of conditions that individual shareholders, and the Company as a whole, must strictly observe.  Failure to comply with the conditions may result in a shareholder not being permitted to harvest his or her crop.  In addition, a shareholder’s noncompliance could result in a breach of the compliance agreement by the Company, which conceivably could mean that no Roundup Ready beets planted by any shareholder would be harvested.  Every shareholder will be required to sign a Roundup Ready addendum to their Five Year Agreement, and will also be required to participate in training related to stewardship of Roundup Ready sugarbeets on their farms.  These requirements must be satisfied before a shareholder will be permitted to obtain any Roundup Ready seed.

•                  Both the Five Year Agreement that each shareholder already has in place with the Company, and also the Roundup Ready addendum that must be signed in order to plant Roundup Ready varieties, include language that obligates the shareholder to pay liquidated damages equal to the Company’s fixed costs if their Roundup Ready beets are not harvested for any reason.  Our current estimate of fixed costs is $500 per acre.  This liquidated damage requirement is in place to ensure that a possible legal decision that prevents the harvest of Roundup Ready beets will not financially damage the Company and also those shareholders that grow conventional sugarbeets.  A shareholder should carefully evaluate these risks, and be prepared to pay the liquidated damages of approximately $500 per acre, before deciding to plant Roundup Ready sugarbeets.

Today’s decision was made after a large amount of analysis and consideration of possible legal and financial impacts on individual shareholders and also on American Crystal Sugar Company.  Shareholders have provided a tremendous amount of input on both sides of the question, and the Board and management have weighed these opinions and advice carefully.  We understand that waiting until late March to make this decision has complicated planning for your spring work.  However, the various court cases related to Roundup Ready sugarbeets are still not complete.  We will do everything possible to continue to keep you informed about all aspects of this question as the spring and rest of the growing season proceed.  Please stay in close contact with Company staff to ensure that you are making informed decisions related to this decision.  We look forward to providing you with more information and to answering your questions at the Factory District meetings next week.

Sincerely,

David Berg
President & CEO